UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2005

Raven Industries, Inc.

(Exact name of registrant as specified in its charter)

South Dakota	0-3136	46-0246171

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 East 6th Street, P.O. Box 5107 Sioux Falls, SD 57117-5107

(Address of principal executive offices)

(605) 336-2750

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.

     On February 17, 2005, Raven Industries, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Raven Industries Canada, Inc. (f/k/a 3098103 Nova Scotia Limited), a wholly-owned subsidiary of the Company incorporated under the laws of the Province of Nova Scotia (together with the Company, the “Buyers”), 101066275 Saskatchewan Ltd., a corporation organized under the laws of the Province of Saskatchewan (“Seller”), Montgomery Industries Inc., a corporation organized under the laws of the Province of Saskatchewan (“Montgomery”), Stanislaus M. (“Monty”) Shivak, an individual residing in the Province of Saskatchewan (“Shivak”), and Shivak Holdings Ltd., a corporation organized under the laws of the Province of Saskatchewan (“Holdings” and together with Seller, Montgomery and Shivak, the “Selling Parties”). Pursuant to the terms of the Agreement, Buyers agreed to purchase substantially all of the assets relating to or used in the business of Seller, including all of Seller’s intellectual property, and to assume certain identified liabilities of Seller. In consideration for such assets, the Buyers agreed to pay a cash amount equal to approximately $2,800,000. In addition, Buyers will make future quarterly payments to Seller equal to 6% of “Net Sales” (as defined in the Agreement) of Seller’s products and equipment sold by Buyers up to a maximum amount of $1,825,000. The transactions contemplated by the Agreement were completed as of February 18, 2005.

     Prior to the Agreement, Montgomery and Seller were collectively engaged in the business of manufacturing and selling an automatic boom height control system for agricultural spray booms known as the “Autoboom.” There were no previous relationships between the Buyers and the Selling Parties prior to the Agreement.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAVEN INDUSTRIES, INC.
Date: February 23, 2005	By:	/s/ Thomas Iacarella
Thomas Iacarella
Vice President and Chief Financial Officer